UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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General Electric Company

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Commencing on or after March 27, 2019 General Electric Company sent the following communication to certain shareowners.

GE’s 2019 Proxy – Key Highlights

Election of Directors and Governance

1.	Continued Board refreshment since the 2017 annual meeting in response to investor feedback, self-evaluation and review of peer companies, with 15 directors retired and seven new directors
●	Nominating ten directors for 2019 … we expect to continue to target a Board size of approximately 12
●	Added two new independent director nominees with relevant industry and functional expertise
○	Cathie Lesjak, former Chief Financial Officer, HP, and its predecessor, Hewlett-Packard, brings finance, accounting and technology expertise, as well as operational and global experience
○	Paula Rosput Reynolds, President and CEO, PreferWest, a business advisory firm; former Vice Chairman and Chief Restructuring Officer, AIG; former CEO of Safeco Insurance, AGL Resources and Duke Energy Power Services, brings power and insurance industry, finance and restructuring experience

●	Changes intended to better align the Board to GE’s long-term strategy and to bring in new perspectives
For more information, see “Election of Directors” on page 12 and “Board Composition” on page 16
2.	Determined Board willing to make difficult decisions. Board went through several in-depth reviews, culminating in the announcement of GE’s new strategic plan in June 2018 – aimed at empowering the businesses, reducing debt, simplifying the company and improving performance. Willing to make difficult decisions (e.g., new CEO and other senior leadership changes, Board refreshment, auditor rotation, restructuring)

For more information on the Board’s oversight over the past year, see the lead director’s letter to shareowners on page 3, “Board Composition” on page 16 and “Board Operations” on page 20

Say on Pay … Compensation Decisions for 2018

3.	Hiring proven leaders during a period of significant change
●	Senior executives hired from outside GE … the Board brought in the first external CEO in GE’s history, Larry Culp … other senior executives with proven experience and strong track records include a new general counsel (Michael Holston, previously at Merck), head of human resources (Kevin Cox, previously at American Express), and chief accounting officer (Thomas Timko, previously at General Motors)

●	Pay packages commensurate with experience … attracting top talent was a key priority, aimed at providing stability and restoring confidence in the company’s leadership – new hires received pay packages commensurate with their track records and the compensation required to attract such talent

4.	Implementing compensation programs with a focus on investor alignment
●	CEO hiring inducement grant tied to stock recovery … Mr. Culp’s Performance Share Unit (PSU) award pays out if GE’s stock price appreciates by 50% or more during the 4-year period ending September 30, 2022 … lowest payout set at $18.60 (compared to 30-day average closing price of $12.40 before his hiring)

●	Rewarding business performance … beginning in 2018, the annual cash bonus program for each top-tier business and its CEO is tied solely to the business’s results … Aviation and Healthcare CEO bonuses reflect above-target performances … other businesses that did not meet goals received smaller or no bonuses

●	Performance-based awards forfeited … PSU awards (equity) and Long-Term Performance Awards (cash) issued in 2016 with a 3-year performance period were forfeited for failure to meet targets
5.	Compensation Committee actions for Corporate named executives
●	Compensation Committee exercised discretion in granting certain Corporate bonuses … recognizing that the failure to meet company-wide performance goals was largely due to ongoing challenges in Power, despite strong performance across the rest of the businesses; paid bonuses to Mr. Culp and Mr. Holston, who joined GE mid-year, and paid a partial bonus to Jamie Miller (CFO) in recognition of her contributions toward GE’s long-term strategy, including portfolio changes and plans to reduce debt outstanding

●	Compensation Committee decisions for former Chairman and CEO John Flannery … no bonus paid for failure to meet performance targets. Severance decisions and ongoing eligibility for pension benefits based upon 31 years of service to GE in a number of leadership roles, including the turnaround of GE Healthcare, and contingent on non-compete

For more information, see “Key Considerations in Setting Pay” on page 30, “How Our Incentive Compensation Plans Paid Out for 2018” on page 32, and “Compensation Actions for 2018” on page 35

Approval of Reduction of Minimum Number of Directors from Ten to Seven

6.	Requesting shareowner approval for an amendment to the company’s Certificate of Incorporation to change the minimum required number of directors on our Board from ten to seven
●	Consistent with the Board’s decision to operate with fewer directors, the amendment provides flexibility to assure the Board remains in compliance with the requirements under our Certificate of Incorporation

For more information, see “Reduction of Minimum Number of Directors” on page 56

Independent Auditor

7.	Requesting shareowner ratification of the reappointment of KPMG as independent auditor for 2019
●	In response to 2018 shareowner vote, the Audit Committee announced in December 2018 that it will pursue a formal tender process for the independent auditor, following completion of the 2019 audit
●	The Audit Committee determined that reappointing KPMG for 2019 remains in the best interests of the company, allowing for the completion of portfolio actions and to facilitate the establishment of independence by other potential audit firms (e.g., concluding non-audit engagements)

For more information, including on the Audit Committee’s response to last year’s vote, see “Audit” on page 57

Shareowner Proposals

8.	The Board has thoroughly considered, but recommends against, each of the shareowner proposals

Proposal	What the proposal asks for	Why the Board recommends a vote against the proposal
Independent Chair	Require Board chair to be independent at the next CEO transition	Mandating a specific structure for the company’s leadership limits the Board’s ability to pursue the strategy that is in the best interests of the company and its shareowners. At the most recent CEO transition, the Board concluded that combining the roles continued to be in the best interests of the company. The lead director and other independent directors continue to provide an effective check on management.
Cumulative Voting	Allow shareowners to aggregate their shares and vote all for one or more nominees	Directors should be elected and accountable to all shareowners, not special interests.

For more information, see “Shareowner Proposals” on page 60

Disclosure Enhancements

9.	Environment, Social and Governance (ESG)
●	For the first time, ESG disclosure is included in the proxy statement, providing a brief overview of GE’s sustainability practices, which is supplemented with more detailed disclosure on our ESG website

For more information, see “Environment, Social and Governance (ESG)” on page 28